AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BROADCAST INTERNATIONAL, INC.

ARTICLE I– NAME

The name of the Corporation is Broadcast International, Inc.

ARTICLE II– DURATION

The duration of the Corporation is perpetual.

ARTICLE III– PURPOSES

The purpose or purposes for which the Corporation is organized are:

a.

To engage in and carry on the business of installing, managing and supporting communication networks that utilize satellite, Internet streaming, WiFi and other delivery technologies and methods, whether as a holding company or otherwise.

b.

To engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act, as amended; and to do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, in any part of the world, as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, company or entity.

c.

The foregoing clauses shall be construed both as purposes and powers and shall not be held to limit or restrict in any manner the general powers of the Corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of Utah; and it is the intention that the purposes and powers specified in each of the paragraphs of this Article III shall be regarded as independent purposes and powers.

ARTICLE IV – STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is TWO HUNDRED MILLION (200,000,000), of which TWENTY MILLION (20,000,000) shall be shares of preferred stock, no par value per share (hereinafter called “Preferred Stock”), and ONE HUNDRED EIGHTY MILLION (180,000,000) shall be shares of common stock, $.05 par value per share (hereinafter called “Common Stock”).

The designation, power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the designation, power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each share of Preferred Stock which are not fixed by these Articles of Incorporation, are as follows:

a.

Preferred Stock

i.

Number; Series.  The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.  The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

(1)

The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(2)

The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or on the other series of the same class, and whether dividends shall be cumulative or noncumulative;

(3)

The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(4)

Whether or not the shares of the series shall be subject to the operation of retirement or sinking fund provisions to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(5)

Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(6)

Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, subject to the limitations hereinafter set forth, the terms of such voting rights;

(7)

The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon distribution of assets of the Corporation; and

(8)

Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

ii.

Dividends.  The holders of the shares of Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of the funds legally available for the payment of dividends, dividends at the rate fixed by the Board of Directors for such series for the current period and, if cumulative, for all prior periods for which such dividends are cumulative, and no more, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for all applicable series of Preferred Stock, the Board of Directors may, subject to the provisions of the resolution or resolutions creating the series of Preferred Stock, declare and pay dividends on the Common Stock as provided in paragraph b.i. of this Article IV, and the holders of shares of Preferred Stock shall not be entitled to share therein, except as otherwise provided in the resolution or resolutions creating any series.

iii.

Liquidation; Dissolution.  The holders of the Preferred Stock of each series shall be entitled upon liquidation or dissolution of the Corporation to such preferences as are provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock.  Whenever the holders of shares of the Preferred Stock shall have been paid the full amount to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share in all assets of the Corporation remaining as provided in paragraph b.ii. of this Article IV.  If, upon such liquidation, dissolution or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders in proportion to the respective total amounts which they shall be entitled to receive as provided in this paragraph iii.

iv.

Voting.  Except as otherwise provided by a resolution or resolutions of the Board of Directors creating any series of Preferred Stock or by the

Utah Revised Business Corporation Act, as amended, the Common Stock issued and outstanding shall have and possess the exclusive power to vote for the election of directors and for all other purposes as provided in paragraph b.iii. of this Article IV.

v.

Preemptive Rights.  Except as may be provided in the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of shares of the Preferred Stock of the Corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.

b.

Common Stock

i.

Dividends.  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of the Articles of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

ii.

Liquidation; Dissolution.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment to the holders of each series of Preferred Stock of all amounts required in accordance with paragraph a.iii of this Article IV, the remaining assets and funds of the Corporation shall be divided equally among and paid to the holders of Common Stock.

iii.

Voting.

(1)

At every meeting of the shareholders, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of such stock standing in his or her name on the stock transfer records of the Corporation.

(2)

No shareholder shall have the right to cumulate votes in the election of directors.

ARTICLE V – SHAREHOLDER RIGHTS

a.

The authorized shares of stock of the Corporation may be issued at such time, upon such terms and conditions, and for such consideration as the Board of Directors of the Corporation shall determine.  Shareholders shall not have preemptive rights to acquire unissued shares of the stock of the Corporation.

b.

Subject to any limitations or restrictions set forth in the Utah Revised Business Corporation Act, as amended, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VI – BYLAWS

The Board of Directors of the Corporation is authorized to make, amend or repeal the Bylaws of the Corporation.  The Bylaws of the Corporation may also be amended from time to time or repealed in accordance with the Utah Revised Business Corporation Act, as amended.

ARTICLE VII – LIMITATION OF LIABILITY AND INDEMNIFICATION

a.

Limitation of Directors' Liability.  The liability of the directors of the Corporation for breach of fiduciary duty, monetary damages or otherwise shall be eliminated to the fullest extent permitted under Utah law.  In the event Utah law is amended or adjudicated to decrease or limit in any manner the protection or rights available to directors, such amendment or adjudication shall not be retroactively applied in determining the personal liability of a director pursuant to this Article VII prior to the effectiveness of such amendment or adjudication, unless otherwise required by law.

b.

Indemnification.  The Corporation shall provide indemnification to the officers and directors of the Corporation to the fullest extent permitted under Utah law.

c.

Repeal or Modification.  Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any limitation of liability or right of indemnification with respect to any director or officer of the Corporation relating to acts or omissions occurring prior to such repeal or modification.

DATED this 16th day of October, 2006.

BROADCAST INTERNATIONAL, INC.

By:  /s/ Rodney M. Tiede

      Rodney M. Tiede

      President

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